Filed Pursuant to Rule 424(b)(2)
Registration No. 333-251429

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 17, 2020)

22,425,627 Shares

Triumph Group, Inc.

Common Stock

This prospectus supplement and the accompanying prospectus relate to the issuance and sale from time to time of up to 22,425,627 shares of our Common Stock, par value $0.001 per share (the “Common Stock”), by Triumph Group, Inc. (“Triumph” or the “Company”) upon the exercise of warrants (each, a “Warrant” and, collectively, the “Warrants”) issued by Triumph on December 19, 2022 as a distribution to holders of record of outstanding shares of Common Stock as of the close of business on December 12, 2022 (the “Record Date”).

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “TGI.” The last reported sale price of our Common Stock on the NYSE on December 16, 2022 was $10.67 per share.

Triumph has declared a distribution of transferable Warrants at no charge to all of its shareholders of record on December 12, 2022 (the “Warrant Distribution”). The Warrants are being issued as part of a shareholder warrant incentivizing deleveraging transaction. Triumph is distributing three Warrants for every ten shares of issued and outstanding Common Stock (rounded down for any fractional Warrant), owned on the Record Date. Fractional Warrants will not be issued. Subject to any acceleration of the Expiration Date (as defined herein), the Warrants may be exercised at any time in accordance with their terms until December 19, 2023, which is one year after the date of the original issuance.

Each Warrant will represent the right to purchase from the Company initially one share of Common Stock, subject to certain anti-dilution adjustments, at an exercise price of $12.35 per Warrant (the “Exercise Price”). The Company’s determination of the number of shares of Common Stock to be issued on any exercise of Warrants and the validity of such exercise, pursuant to the Warrant Agreement (as defined below), will govern. Payment for shares of Common Stock upon exercise of Warrants may be in (i) cash or (ii) under certain circumstances, Designated Notes (as defined herein). In the event Designated Notes are used to pay for the exercise of the Warrants, accrued interest (in addition to the stated aggregate principal amount) will be forfeited upon exercise, unless exercise occurs after a record date for the payment of interest and before the resulting scheduled payment date (in which case note holders will receive the scheduled interest payment).

Based on the number of shares of Common Stock issued and outstanding as of December 12, 2022, if all Warrants issued in the Warrant Distribution were exercised (including Over-Exercises), we would have up to 87,427,447 shares of Common Stock issued and outstanding following the completion of the exercise period for the Warrants.

The Warrants have been issued by Triumph pursuant to a warrant agreement, dated December 19, 2022 (the “Warrant Agreement”), between Triumph, Computershare Inc., and its affiliate Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The Warrants will be transferable when issued, and are expected to trade over-the-counter, unless owned by one of our affiliates. However, there can be no assurance that a liquid trading market for the Warrants will develop.

Triumph may receive proceeds from the exercise of the Warrants for cash. See “Use of Proceeds” in this prospectus supplement. If Holders exercise Warrants through the surrender of Designated Notes (as defined below), the amount of Triumph’s outstanding debt will be reduced.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as those described in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public filings.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus to which it relates are truthful and complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of Common Stock upon exercise of Warrants may be longer than two business days and accordingly, holders of Warrants who wish to trade the shares of Common Stock they would receive upon exercise of their Warrants may need to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement.

The date of this prospectus supplement is December 19, 2022.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If there is any inconsistency between information contained in or incorporated by reference into the base prospectus and information contained in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before investing in our Common Stock.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these shares in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The information in this prospectus supplement is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus supplement is accurate as of any other date.

When used in this prospectus supplement, the terms “we,” “us,” “our” or the “Company” mean Triumph Group, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also obtain additional information by visiting our website at www.triumphgroup.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC.

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 23, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022, filed with the SEC on August 3, 2022 and September 30, 2022, filed with the SEC on November 8, 2022;

•

the information specifically incorporated by reference into our Annual Report on  Form 10-K for the fiscal year ended March 31, 2022 from our definitive proxy statement on Schedule 14A, filed with the SEC on June 3, 2022;

•

our Current Reports on Form 8-K,  filed with the SEC on July  21, 2022, September  7, 2022, September  28, 2022, December  2, 2022, December 19, 2022, and our Current Report on Form 8-K/A, filed with the SEC on June 14, 2022 which amended our Current Report on Form 8-K filed with the SEC on April 4, 2022, and our Current Report on Form 8-K/A, filed with the SEC on May 3, 2022 which amended our Current Report on Form 8-K filed with the SEC on April  26, 2022;

•	the description of the Warrants contained in our Registration Statement on Form 8-A, filed with the SEC on December 15, 2022; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 27, 1996.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference herein. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Triumph Group, Inc.

899 Cassatt Road, Suite 210

Berwyn, PA 19312

(610) 251-1000

Attention: Jennifer H. Allen

Chief Administrative Officer and Senior Vice President, General Counsel and Secretary

INDUSTRY AND MARKET DATA

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, we refer to information and statistics regarding our industry, the size of certain markets and our position within the sectors in which we compete. Some of the market and industry data contained in or incorporated by reference into this prospectus supplement is based on independent industry and trade publications or other publicly available information, or information published by original equipment manufacturers (“OEMs”), while other information is based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources listed in this prospectus supplement and the documents incorporated by reference herein, and the knowledge and experience of our management in the markets in which we operate. The estimates contained or incorporated by reference in this prospectus supplement have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. Although we believe that these independent sources and internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data and the market share estimates set forth in or incorporated by reference into this prospectus supplement, and beliefs and estimates based thereon, may not be reliable. These estimates involve risks and uncertainties and are subject to change based on various factors, including those set forth under the sections entitled “Risk Factors” and “Cautionary note regarding forward-looking statements” in this prospectus supplement and the documents incorporated by reference herein. COVID-19 has also had a material impact on the markets and sectors in which we compete, which could impact such estimates. Forecasts and other forward-looking information obtained from independent sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement and the documents incorporated by reference herein. We cannot guarantee the accuracy or completeness of the market and industry data or the market share estimates set forth in this prospectus supplement and you should not place undue reliance on such information when making your investment decision.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 relating to our future operations and prospects, including statements that are based on current projections and expectations about the markets in which we operate, and our beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus supplement or the documents incorporated by reference herein, words like “may,” “might,” “will,” “expect,” “anticipate,” “shall,” “project,” “intend,” “estimate,” “goal,” “objective,” “plan,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations. For example, there can be no assurance that additional capital will not be required, and that such amounts may be material, or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by us. In addition to these factors, among other factors that could cause actual results to differ materially, are uncertainties relating to the integration of acquired businesses; general economic conditions affecting our business segments; the continued impact of the coronavirus (“COVID-19”) pandemic; the severe disruptions to the economy, the financial markets, and the markets in which we compete; dependence of certain of our businesses on certain key customers; and the risk that we will not realize all of the anticipated benefits from acquisitions or other efforts to optimize our asset base, as well as competitive factors relating to the aerospace industry. For a more detailed discussion of these and other factors affecting us, see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 23, 2022, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2022, filed with the SEC on August 3, 2022 and September 30, 2022, filed with the SEC on November 8, 2022 and in the other reports we file with the SEC. A prolonged impact of COVID-19 could also have the effect of heightening many of these risks.

You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement.

We do not intend to and we disclaim any duty or obligation to update or revise any industry information or forward-looking statement set forth in this prospectus supplement to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

PROSPECTUS SUMMARY

The following summary highlights certain information about the Company and this offering contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you or that you should consider before investing in our Common Stock. Before making a decision to invest in our Common Stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the heading “Risk Factors” in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, and the information set forth under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Unless otherwise indicated or required by the context, the terms “Triumph,” the “Company,” “we,” “us,” and “our” refer to Triumph Group, Inc. and its consolidated subsidiaries. Unless otherwise noted, references to years are to our fiscal years, which end on March 31.

Our Company

General

Our companies design, engineer, manufacture, repair, and overhaul a broad portfolio of aerospace and defense systems, subsystems, components, and structures. We serve the global aviation industry, including original equipment manufacturers (“OEMs”) and the full spectrum of military and commercial aircraft operators through the aircraft life cycle.

Products and services

We offer a variety of products and services to the aerospace industry through two operating segments: (i) Triumph Systems & Support, whose companies design, develop, and support proprietary components, subsystems, and systems; produce complex assemblies using external designs; and provide full life cycle solutions for commercial, regional, and military aircraft and (ii) Triumph Aerospace Structures, whose companies supply commercial, business, regional, and military manufacturers with large metallic and composite structures and produce close-tolerance parts primarily to customer designs and model-based definition, including a wide range of aluminum, hard metal, and composite structure capabilities.

Systems & Support’s capabilities include hydraulic, mechanical and electromechanical actuation, power and control; a complete suite of aerospace gearbox solutions, including engine accessory gearboxes and helicopter transmissions; active and passive heat exchange technology; fuel pumps, fuel metering units and full authority digital electronic control fuel systems; hydromechanical and electromechanical primary and secondary flight controls; and a broad spectrum of surface treatment options.

The products and capabilities within this group include the design, manufacture, build and repair of:

Aircraft and engine-mounted accessory drives	Thermal control systems and components
Cargo hooks	High lift actuation
Cockpit control levers	Hydraulic systems and components
Control system valve bodies	Landing gear actuation systems
Electronic engine controls	Landing gear components and assemblies
Exhaust nozzles and ducting	Main engine gear box assemblies
Geared transmissions and drive train components	Main fuel pumps
Fuel-metering units	Secondary flight control systems
Vibration absorbers

Extensive product and service offerings include full post-delivery value chain services that simplify the maintenance, repair and overhaul (“MRO”) supply chain. Through its ground support equipment maintenance, component MRO and postproduction supply chain activities, Systems & Support is positioned to provide integrated planeside repair solutions globally. Capabilities include metallic and composite aircraft structures; nacelles; thrust reversers; interiors; auxiliary power units; and a wide variety of pneumatic, hydraulic, fuel and mechanical accessories. Companies in Systems & Support repair and overhaul various components for the aviation industry, including:

Air cycle machines	Blades and vanes
APUs	Cabin panes, shades, light lenses and other components
Constant speed drives	Combustors
Engine and airframe accessories	Stators
Flight control surfaces	Transition ducts
Integrated drive generators	Sidewalls
Nacelles	Light assemblies
Remote sensors	Overhead bins
Thrust reversers	Fuel bladder cells

Aerospace Structures’ products include fuselage panels, horizontal and vertical tails, and subassemblies such as floor grids. Aerospace Structures also has the capability to engineer detailed structural designs in metal and composites. Aerospace Structures capabilities also include advanced composite and interior structures, and joining processes such as welding, autoclave bonding, and conventional mechanical fasteners.

The products and capabilities within this group include the design, manufacture, build and repair of:

Composite and metal bonding	Flight control surfaces
Engine nacelles	Integrated testing and certification services
Empennages	Wing flaps
Acoustic and thermal insulation systems	Composite ducts and floor panels

Business strategy

We look forward to continuing our transformation by further divesting non-core businesses, reducing contractual risks, optimizing operational performance, and improving our businesses’ margins and cash flow. We are also focused on growing our core businesses, particularly our Systems & Support business, by developing new specialized technologies, expanding capacity for high-demand products and services, enhancing and building on existing customer relationships, and displacing underperforming competitors.

Our Systems & Support business is built upon a strong foundation of engineering knowledge and intellectual property, on which we intend to rely and enhance to support its growth. We intend to expand our Systems & Support business by cultivating strategic partnerships and growing customer relationships using our best-in-class service model. We are engaged in strategic pricing initiative across Systems & Support leveraging intellectual property into improved margins. As our Aerospace Structures business continues its efforts to minimize risk and streamline its operations, we also plan to continue to use our engineering knowledge to develop technologies that support our customers’ complex needs.

We strive to serve as a valued partner to our customers, building on our history of strong quality and performance, broad customer relationships, and deep capabilities and experience.

Company information

We were incorporated in Delaware in 1993. Our principal executive office is located at 899 Cassatt Road, Suite 210, Berwyn, PA 19312 and our telephone number is (610) 251-1000. We maintain a website at www.triumphgroup.com. The information on our website is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

The Offering

This summary highlights the information contained elsewhere in this prospectus supplement. You should read carefully the following summary together with the more detailed description of the terms of the Warrants and Common Stock contained elsewhere in this prospectus supplement. See “Description of the Warrants” and “Description of the Capital Stock.”

Issuer	Triumph Group, Inc.

The Warrant Distribution	Our Board of Directors declared a distribution of transferable Warrants at no charge to all of our stockholders. We are distributing on December 19, 2022 three Warrants for every ten shares of our Common Stock (equaling 0.3 of a Warrant per share of Common Stock) for each issued and outstanding share of Common Stock. Each Warrant will entitle the holder thereof (the “Holder”) to purchase, at the Holder’s sole and exclusive election, at the Exercise Price, one share of Common Stock, subject to certain adjustments described in “Anti-dilution Adjustments” below.

We issued a total of 19,499,930 Warrants (which represent the right to purchase up to 19,499,930 shares of Common Stock (or 22,425,627 shares of Common Stock assuming the Over-Exercise Option (as defined below) is exercised in full)), in each case, assuming no Warrants or shares of Common Stock are rounded down, and assuming no exercise limitation as a result of the Ownership Limitation described herein. Our officers, directors, affiliates and advisors and their respective affiliates who are also stockholders will receive Warrants similar to all other stockholders.

Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law.

No Fractional Warrants	The Warrant Agent will not be required to effect any transaction that would result in the issuance of a Warrant Certificate (as defined in the Warrant Agreement) or book-entry position for a fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, we will round down the total number of Warrants to be issued to the relevant Holder to the nearest whole number. As a result, stockholders who own fewer than four shares (or combined multiples thereof) will not be entitled to any Warrants as a result of such shares. For example, stockholders who own two, 100 or 145 shares of Common Stock would receive zero, 30 and 43 warrants, respectively.

Record Date:	5:00 p.m., New York City time, on December 12, 2022.

Shares of Common Stock Currently Outstanding	As of December 12, 2022, 65,001,820 shares of our Common Stock are outstanding.

Shares of Common Stock Outstanding Assuming Complete Exercise of the Warrants	We will not issue any shares of Common Stock directly in the Warrant Distribution. Based on the number of shares of Common Stock outstanding as of December 12, 2022, if all 19,499,930 Warrants issued in the Warrant Distribution were exercised and if the Over-Exercise Option is exercised in full by all Holders, we would have 87,427,447 shares of Common Stock outstanding (in each case, assuming no Warrants or shares of Common Stock are rounded down, and assuming no exercise limitations as a result of the Ownership Limitation described herein).

Warrant Shares	Each Warrant will be exercisable for one share of our Common Stock, subject to certain adjustments described in the “Anti-dilution Adjustments” section below. Such number of shares of Common Stock, as it may be adjusted, is referred to as the “Warrant Shares Per Warrant.” Each Warrant will also be exercisable until 5:00 p.m., New York City time the Over-Exercise Termination Date (as defined below) for additional shares pursuant to the Over-Exercise Option described below.

No Fractional Shares	We will not issue fractional shares of Common Stock or pay cash in lieu thereof. If you would be entitled to receive a fractional number of shares of Common Stock upon exercise of the Warrants, we will round down the total number of shares of Common Stock to be issued to you to the nearest whole number. The Company’s calculation shall be determinative.

Exercise Price	$12.35 per Warrant (the “Exercise Price”). The Exercise Price may be paid (x) in cash or (y) for exercises of Warrants on or prior to the Over-Exercise Termination Date, by delivery of Designated Notes (as described below). For certain purposes, the Exercise Price will be subject to certain anti-dilution adjustments to calculate an “Implied Per Share Exercise Price”.

Over-Exercise Option	In the event that a Warrant is exercised prior to 5:00 p.m., New York City time on the earlier of (x) a Price Condition Date (as defined below), or (y) the date that the Company issues a Redemption Notice (as defined below) (either such date, an “Over-Exercise Termination Date”), the Holder thereof may, but is not obligated to, elect to pay an additional amount equal to $1.8525 (being 0.15 multiplied by the Exercise Price) (the “Over-Exercise Price”) in exchange for an additional number of shares of Common Stock equal to the product of 0.15 and the Warrant Shares Per Warrant applicable to the relevant exercise (the “Over-Exercise Option”). All Holders shall be entitled to participate in the Over-Exercise Option and Holders are required to pay the Over-Exercise Price in the same manner and at the same time as they pay the Exercise Price for the exercise of the Basic Warrant Exercise Right (as defined below). The Over-Exercise Option may be elected by any Holder in whole, but not in part. Any Warrants exercised prior to the Over-Exercise Termination Date will not be eligible to participate in the Over-Subscription Privilege described below.

Exercise Procedure	In order to exercise all or any of the Warrants, the Holder thereof is required to deliver to the Warrant Agent a duly executed notice of election (an “Exercise Notice” and the date on which such notice is validly submitted, the “Exercise Date”) and pay the Exercise Price (plus, to the extent validly elected, the payment attributable to the Over-Exercise Option or Over-Subscription Privilege). For exercises of Warrants prior to 5:00 p.m. New York City time on the Over-Exercise Termination Date, the Exercise Price and any Over-Exercise Price may be paid at the election of the Holder (x) in cash or (y) by delivery of certain issued and outstanding notes designated by the Company from time to time (the “Designated Notes”).

For exercises of Warrants after to 5:00 p.m. New York City time on the Over-Exercise Termination Date, the Exercise Price and any Elected Over-Subscription Shares Amount (as defined below) must be paid in cash.

Designated Notes	As of the date hereof, the Designated Notes include the Company’s notes as listed below. In order for an exercise to be valid, the Exercise Price needs to be paid on the same day as the exercise of the Warrants.

Title of Series	CUSIP / ISIN Numbers	Principal Amount Outstanding	Consideration per $1,000 Principal Amount of Notes Surrendered
8.875% Senior Secured First Lien Notes due June 1, 2024	896818 AS0 / US896818AS01 U8968G AG9 / USU8968GAG92 896818 AT8 / US896818AT83	$543,831,000	Exercise Price valued at aggregate principal amount (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.
6.250% Senior Secured Notes due September 15, 2024	896818 AQ4 / US896818AQ45 U8968G AF1 / USU8968GAF10 896818 AR2 / US896818AR28	$525,000,000
7.750% Senior Notes due August 15, 2025	896818 AM3 / US896818AM31 U8968G AE4 / USU8968GAE45 896818 AN1 / US896818AN14 896818AP6 / US896818AP61	$500,000,000

The Company may add or remove the right to use a particular series of notes to pay the Exercise Price, provided that the Company will give at least 20 business days’ notice before removing a series of notes from being Designated Notes. If the Company decides to add or remove notes from being Designated Notes, the Company will promptly make a public announcement, update its website and the corresponding table to reflect the change.

Designated Notes must be delivered in a principal amount of $1,000 or any whole multiple thereof. Designated Notes used to pay the Exercise Price shall be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. For purposes of payment of the Exercise Price, $1,000 principal amount of Designated Notes shall be deemed to be equal to the aggregate Exercise Price in respect of 81 Warrants. The principal amount of any Designated Notes surrendered to exercise warrants in excess of the Exercise Price shall be forfeited to the Company; provided that if the excess exceeds $1,000, the Company will return any notes in multiples of $1,000 principal amount. Any holder that exercises any Warrants with Designated Notes shall use DTC’s Deposit/Withdrawal At Custodian (“DWAC”) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. See “Description of the Warrants—Procedures for Exercising Warrants– DWAC Procedures”.

Holders may not exercise their Warrants by surrendering Designated Notes after the Over-Exercise Termination Date.

Accrued Interest	Holders who exercise their Warrants by surrendering Designated Notes will forfeit any accrued and unpaid interest unless the Warrants are exercised and the Designated Notes are surrendered after an interest record date and before an interest payment date as applicable to such Designated Notes.

Issuance of Common Stock Upon Exercise of Warrants	If you are a holder of record of our Common Stock and you exercise your Warrants to purchase Common Stock, we will issue a direct registration account statement representing those shares to you as soon as practicable after the exercise of the Warrants. If your shares are held through a broker, dealer, custodian bank or other nominee and you purchase shares of Common Stock through exercising Warrants, your account at your nominee will be credited with your new shares as soon as practicable following the exercise of your Warrants.

Anti-dilution Adjustments	The number of Warrant Shares Per Warrant is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) other distributions and spinoffs; and (iii) shareholder rights plan. In addition, the Implied Per Share Exercise Price is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) other distributions and spinoffs; and (iii) shareholder rights plan.

Exercise Period	Subject to applicable laws and regulations and any acceleration of the Expiration Date (as defined below), the Warrants may be exercised at any time starting on the date of issuance until the earlier of (x) 5:00 p.m. New York City time on the Expiration Date and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date (as defined below).

Expiration Date	Subject to the provisions under the headings “Redemption” and “Price Condition and Early Expiration Date” below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on December 19, 2023 (the “Expiration Date”), which is the one year anniversary of the initial issuance of the Warrants.

Price Condition and Early Expiration Date	Unless the Company has previously issued a Redemption Notice with respect to the Warrants, then following the last day of the first 30 consecutive Trading Day (as defined below) period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Implied Per Share Exercise Price for at least 20 Trading Days (whether or not consecutive) (the “Price Condition” and the last Trading Day of such first 30 consecutive Trading Day period to occur, the “Price Condition Date”), the Expiration Date will automatically accelerate to the date that is the fifth business day following the Price Condition Date, provided that the Company may, at its sole option, elect a later Expiration Date by providing public notice no later than the first business day following the Price Condition Date.

Over-Subscription Privilege

Any Holder that exercises any Warrants from and including an Over-Exercise Termination Date until, as applicable: (x) 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date and (y) 5:00 p.m. New York City time on the Expiration Date (the “Over-Subscription Period” and the last day of such period, the “Over-Subscription Deadline”), then, subject to the terms below, such Holder may also choose to subscribe for any or all of the shares issuable pursuant to any unexercised Warrants as of the Over-Subscription Deadline (the “Over-Subscription Privilege”). The number of shares of Common Stock that will be available in the aggregate to all Holders that exercise their Warrants pursuant to the Over-Subscription Privilege with respect to the Warrants will be the number of shares of Common Stock which are not subscribed for as of the Over-Subscription Deadline pursuant to the basic Warrant exercise rights of all Holders (the “Basic Warrant Exercise Right”) (for the avoidance of doubt, not including the Over-Exercise Option)

(such number of shares of Common Stock, the “Under-Subscribed Shares”).

If the requests for over-subscription exceed the number of Under-Subscribed Shares, each Holder who exercises the Over-Subscription Privilege in connection with the exercise of Warrants during the Over-Subscription Period will be allocated, with respect to each Exercise Notice, a pro rata percentage of the remaining shares of Common Stock equal to the percentage that results from dividing (i) the number of Warrants exercised by such Holder pursuant to the relevant Exercise Notice during the Over-Subscription Period by (ii) the number of Warrants exercised during the Over-Subscription Period by all Holders who elect to participate in the Over-Subscription Privilege (the “Pro Rata Share”), and the number of shares of Common Stock so allocated to such Holder will be the product of the Pro Rata Share and the Under-Subscribed Shares. Such percentage could result in the allocation of more or fewer over-subscription shares of Common Stock than the Holder requested to purchase through the exercise of the Over-Subscription Privilege.

Over-Subscription Privilege	However, if this allocation results in any Holder receiving a greater number of shares of Common Stock than the Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege (the “Elected Over-Subscription Shares”), then such Holder will be allocated only that number of shares of Common Stock for which the Warrant Holder over-subscribed. Any shares of Common Stock that remain available as a result of the allocation described above being greater than a Holder’s over-subscription request will be allocated among all remaining Holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares of Common Stock they requested. This second allocation will be made pursuant to the same formula described above (recalculating the Pro Rata Share by reference to such remaining Holders) and repeated, if necessary, until all available shares of Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Over-subscription requests must be submitted at the same time as the Basic Warrant Exercise Right is exercised during the Over-Subscription Period, and in any case no later than 5:00 p.m. New York City time on the Over-Subscription Deadline. Any over-subscription request may be withdrawn prior to 5:00 p.m. New York City time on the Over-Subscription Deadline. A withdrawal of an over-subscription request will not impact the prior exercise of the Basic Warrant Exercise Right. Any Holder that exercises the Over-Subscription Privilege shall use DTC’s DWAC system to withdraw the Holder’s beneficial interest in the Warrants being exercised and transfer such Warrants to the Warrant Agent. See “Description of the Warrants – Procedures for Exercising Warrants—DWAC Procedures”.

To properly exercise the Over-Subscription Privilege, a Holder must deliver an amount in cash equal to the Elected Over-Subscription Shares multiplied by the then applicable Implied Per Share Exercise Price (such amount, the “Elected Over-Subscription Shares Amount”) at the same time as the Basic Warrant Exercise Right is exercised. Any excess payments received, including payments for Elected Over-Subscription Shares a Holder requested to purchase pursuant to the Over-Subscription Privilege but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for issuances of shares of Common Stock pursuant to the Over-Subscription Privilege.

Over-subscription requests that are fulfilled will be settled as soon as practicable following the Over-Subscription Deadline.

Holders will not be eligible to participate in the Over-Subscription Privilege with respect to any Warrants exercised prior to 5:00 p.m. on the Over-Exercise Termination Date. Designated Notes may not be used as part of an exercise during the Over-Subscription Period.

Redemption	The Warrants are redeemable at the Company’s sole option at any time on 20 calendar days’ notice (the “Redemption Notice” and the date selected for redemption, the “Redemption Date”) at a redemption price equal to 1/10 of $0.01 per Warrant. In the event of a redemption of the Notes, Warrants will be exercisable until 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date.

Ownership Limitation on Exercise of Warrants (unless waived)	A Holder will not be permitted to exercise Warrants for any shares of Common Stock, and the Company shall not be obligated to effect such exercise if, following such exercise, the Holder would have Beneficial Ownership of shares of Common Stock of 4.9% or more (the “Ownership Limitation”); provided that if any Holder Beneficially Owned shares of Common Stock in excess of the Ownership Limitation at 5:00 pm on December 1, 2022, such Holder will have the right to exercise any Warrants (and receive the related shares of Common Stock) received by such Holder in connection with the Warrant Distribution, but only to the extent such Holder’s receipt of such shares of Common Stock is permitted by a waiver in effect at such time that constitutes “Prior Approval of the Company” under the Tax Benefit Preservation Plan, dated March 11, 2022, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Plan”). No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations.

Beneficial Ownership	Ownership of shares of Common Stock by a person, determined in accordance with Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and the definition of “beneficial ownership” under the Rights Plan, which, for the avoidance of doubt, shall include any shares of Common Stock such person is treated as owning by reason of the application of the constructive ownership rules under Section 382 of the Code; provided that such ownership shall not include any shares of Common Stock underlying any unexercised Warrants.

Use of Proceeds	Assuming that all Warrants distributed are fully exercised for cash (including the Over-Exercise Option), we would receive proceeds of approximately $270 million in the aggregate, net of transaction expenses. We intend to use any cash proceeds for general corporate purposes, which may include the repayment of debt. Any Designated Notes received upon exercise of a Warrant are expected to be retired and cancelled by the Company. We cannot assure you if Warrants will be exercised for cash or Designated Notes, or the amount, thereof.

Absence of a Public Market	The Warrants are new securities and there is no established trading market for the Warrants. Accordingly, there can be no assurances as to the development or liquidity of any market for the Warrants. The Warrants will not be listed on the New York Stock Exchange but are expected to be traded on the over-the-counter market. There can be no assurance that any such market will be available for trading of the Warrants.

Listing of Shares of Common Stock	Shares of our Common Stock trade on the New York Stock Exchange under the symbol “TGI.” Holders of Warrants will not have rights as a Common Stock holder with respect to the Warrants until valid exercise of the Warrants and receipt of Common Stock.

Maintenance of Registration Statement	We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, Holders will be able to exercise their Warrants only on a net share settlement basis pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9). In such a scenario, the Warrants may not be exercised for cash or Designated Notes but just for the Warrant itself.

Rights as a Stockholder	Holders of Warrants do not have any rights as a stockholder with respect to the shares of Common Stock issuable upon exercise of the warrants prior to the time such warrants are validly exercised, and the exercise price is paid.

Settlement

Shares of Common Stock issuable upon exercise of Basic Warrant Exercise Rights and any valid exercise of the Over-Exercise Option are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Any shares deliverable pursuant to a valid exercise of the Over-Subscription Privilege shall be as soon as commercially practicable after the end of the Over-Subscription Period. Holders may not receive the shares within the typical two business day settlement after exercise of their Warrants. The Company reserves the right to the change the settlement mechanics, and timing of settlement, as needed.

Governing Law	The Warrants and the warrant agreement under which they will be issued will be governed by the laws of the State of New York.

Warrant Agent	Computershare Trust Company, N.A.

Calculation Agent	ConvEx Capital Markets LLC

Financial Advisor	B. Dyson Capital Advisors and Lazard

Risk Factors	You should carefully read the section entitled “Risk Factors” on page S-15 of this prospectus supplement, as well as in our reports incorporated by reference herein, before you make a decision as to the exercise of your Warrants.

U.S. Federal Income Tax Consequences	You should carefully read the section entitled “U.S. Federal Income Tax Consequences” on page S-40 of this prospectus supplement, and consult your tax advisors on tax treatment of the Warrants.

For additional information regarding our Common Stock, see “Description of Capital Stock” in this prospectus supplement.

Important Dates

Please take note of the following important dates and times in connection with the Warrants and shares of Common Stock.

Relevant Date	Calendar Date or Method of Determination Of Date

Record Date for holders of Common Stock to Receive Warrant Distribution	December 12, 2022.

Issuance Date of Warrant Distribution	December 19, 2022.

Price Condition Date	The last day of the first 30 consecutive Trading Day period in which the daily VWAPs of the shares of Common Stock has been at least equal to the then applicable Implied Per Share Exercise Price for at least 20 Trading Days (whether or not consecutive).

Redemption Notice Date	The date on which the Company issues a Redemption Notice.

Over-Exercise Termination Date	The earlier of (x) the Price Condition Date and (y) the Redemption Notice Date.

Start of Period in which Over-Exercise Option can be Exercised	Date of issuance of the Warrants.

Deadline for Exercise of Over-Exercise Option	Before 5:00 p.m. New York City time on the Over-Exercise Termination Date.

Start of Over-Subscription Period	After 5:00 p.m. New York City time on the Over-Exercise Termination Date.

Over-Subscription Deadline (Deadline for Exercise of Over-Subscription Privilege)	The earlier of (x) 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date and (y) 5:00 p.m. New York City time on the Expiration Date.

Expiration Date

December 19, 2023, unless the Price Condition is met or the Company issues a Redemption Notice.

If the Price Condition is met, then the Expiration Date will be the fifth Business Day following the Price Condition Date, unless a later date is elected by the Company by providing notice no later than the first Business Day following the Price Condition Date.

Deadline for Exercise upon Expiration of Warrants	5:00 p.m. New York City time on the Expiration Date.

Redemption Date	Date elected by the Company upon not less than 20 calendar days’ notice.

Deadline for Exercise if the Warrants are Redeemed	5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date

Dates Warrants can be exercised with Cash	The issuance date of the Warrants until at 5:00 p.m. New York City time on the earlier of (x) the Business Day immediately preceding the Redemption Date and (y) the Expiration Date.

Relevant Date	Calendar Date or Method of Determination Of Date

Dates Warrants can be exercised with Designated Notes	The issuance date of the Warrants until 5:00 p.m. New York City time the Over-Exercise Termination Date.

Date of Payment of consideration for valid exercise of Warrants	Consideration for the Warrants must be paid prior to 5:00 p.m. New York City time on the day of exercise.

Date of Payment of Redemption Price for Unexercised Warrants as of Redemption Date	The Redemption Date.

Settlement Date for exercises of Basic Warrant Exercise Rights and exercises of Over-Exercise Option	As soon as commercially practicable following the applicable Exercise Date.

Settlement Date for issuance of shares pursuant to the Over-Subscription Privilege	As soon as commercially practicable following the Over-Subscription Deadline.

Date for Return of Excess Cash Delivered as Elected Over-Subscription Shares Amount (Without Interest)	As soon as commercially practicable following the Over-Subscription Deadline.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described below in addition to those described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement before making a decision to invest in our Common Stock. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Relating to our Business

The effects of the COVID-19 pandemic and other potential future public health crises, epidemics, pandemics or similar events on our business, operating results and cash flows are uncertain.

The global outbreak of the coronavirus disease 2019 (“COVID-19”) was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government in March 2020 and has negatively affected the U.S. and global economy. COVID-19 has impacted the demand for our products and services. The extent of the continued impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our programs in the expected time frame, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. Government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain and cannot be predicted.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risk factors described in this “Risk Factors” section, such as those relating to our level of indebtedness, results of operations and cash flows.

We may not be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions, and may experience business disruptions associated with restructuring, facility consolidations, realignment, cost reduction and other strategic initiatives.

Over the past several years, we have implemented a number of restructuring, realignment and cost-reduction initiatives, including facility consolidations, organizational realignments and reductions in our workforce. While we have realized some efficiencies from these actions, we may not realize the benefits of these initiatives to the extent we anticipated. Further, such benefits may be realized later than expected, and the ongoing difficulties in implementing these measures may be greater than anticipated, which could cause us to incur additional costs or result in business disruptions. In addition, if these measures are not successful or sustainable, we may be compelled or decide to undertake additional realignment and cost-reduction efforts, which could result in significant additional charges. Moreover, if our restructuring and realignment efforts prove ineffective, our ability to achieve our other strategic and business plan goals may be adversely affected. The continued impact of the COVID-19 pandemic could also make it more difficult to realize the benefits and synergies of our actions. We generally do not have the ability to pass on additional costs as a result of the COVID-19 pandemic to our customers under fixed-price contracts.

Our substantial debt could adversely affect our financial condition and our ability to operate and grow our business. The terms of our indentures governing our Senior Notes impose significant operating and financial restrictions on us and our subsidiaries, which could also adversely affect our operating flexibility and put us at a competitive disadvantage by preventing us from capitalizing on business opportunities and additional financing may not be available on terms acceptable to us.

The terms of the indentures governing our 7.750% Senior Notes due August 15, 2025 (the “2025 Notes”), our 6.250% Senior Secured Notes due September 15, 2024 (the “2024 Notes”), and our 8.875% Senior Secured First Lien Notes due 2024 (the “First Lien Notes”) (collectively, the “Senior Notes”) and our receivables securitization facility (the “Securitization Facility”) impose significant operating and financial restrictions on us and require us to comply with various financial and other covenants, which, among other things, limit our ability to incur additional indebtedness, create liens, dispose of assets, and enter into certain transactions. We are in compliance with all of our debt covenants.

We cannot assure you that we will be able to remain in compliance with such covenants in the future or, if we fail to do so, that we will be able to obtain waivers from the applicable holders of such indebtedness or amend such covenants and other terms of the agreements governing such indebtedness on commercially reasonable terms, if at all. Failure to comply with such covenants will entitle the applicable holders of such indebtedness to exercise remedies, including to require immediate repayment of outstanding amounts and to terminate commitments under such indebtedness, which could have a material adverse effect on our business, operations, and financial condition.

We may need to obtain additional financing in order to meet our debt obligations as they come due, to support our operations and/or to make acquisitions. Our access to the debt capital markets and the cost of borrowings are affected by a number of factors, including market conditions, the strength of our credit ratings, and the impact of the COVID-19 pandemic. If we cannot obtain adequate sources of credit on favorable terms, or at all, our business, operations, and financial condition could be adversely affected. We may also seek transactions to extend the maturity of our debt, reduce leverage or obtain covenant flexibility. Such transactions could result in us incurring additional secured debt or issuing additional equity, which could increase the risks described above.

Factors that have an adverse impact on the aerospace industry may adversely affect our results of operations and liquidity.

A substantial percentage of our gross profit and operating results derive from commercial aviation. Our operations have been focused on designing, engineering, manufacturing, repairing and overhauling a broad portfolio of aircraft components, accessories, subassemblies, systems, and aerostructures. Therefore, our business is directly affected by economic factors and other trends that affect our customers in the aerospace industry, including a possible decrease in outsourcing by OEMs and aircraft operators or projected market growth that may not materialize or be sustainable. We are also significantly dependent on sales to the commercial aerospace market, which has been cyclical in nature with significant downturns in the past. When these economic and other factors adversely affect the aerospace industry, they tend to reduce the overall customer demand for our products and services, which decreases our operating income. Economic and other factors that might affect the aerospace industry may have an adverse impact on our results of operations and liquidity. We have credit exposure to a number of commercial airlines, some of which have encountered severe financial difficulties. Some airlines are currently requesting federal assistance and there can be no assurance that they will receive such assistance in the desired amounts, if at all. In addition, an increase in energy costs and the price of fuel to the airlines could result in additional pressure on the operating costs of airlines. The market for jet fuel is inherently volatile and is subject to, among other things, changes in government policy on jet fuel production, fluctuations in the global supply of crude oil and disruptions in oil production or delivery caused by hostility in oil-producing areas. Airlines are sometimes unable to pass on increases in fuel prices to customers by increasing fares due to the competitive nature of the airline industry, and this compounds the pressure on operating costs. Other events of general impact such as natural disasters, pandemics, war, terrorist attacks affecting the industry or pandemic health crises may lead to declines in the worldwide aerospace industry that could adversely affect our business and financial condition.

In addition, demand for our maintenance, repair and overhaul services is strongly correlated with worldwide flying activity. A significant portion of the MRO activity required on commercial aircraft is mandated by government regulations that limit the total time or number of flights that may elapse between scheduled MRO events. As a result, although short-term deferrals are possible, MRO activity is ultimately required to continue to operate the aircraft in revenue-producing service. Therefore, over the intermediate and long term, trends in the MRO market are closely related to the size and utilization level of the worldwide aircraft fleet, as reflected by the number of available seat miles, commonly referred to as ASMs, and cargo-ton miles flown. Consequently, conditions or events that contribute to declines in worldwide ASMs and cargo miles flown, such as those mentioned above, could negatively impact our MRO business.

Risks Relating to this Offering

The trading price of our Common Stock has been volatile, and investors in our Common Stock may experience substantial losses.

The trading price of our Common Stock has been volatile and may become volatile again in the future. The trading price of our Common Stock will likely continue to fluctuate in response to a variety of factors, including:

•	the impact of the global COVID-19 pandemic;

•	any failure to meet the performance estimates of securities analysts;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•	changes in buy/sell recommendations by securities analysts;

•	fluctuations in our operating results;

•	substantial sales of our Common Stock;

•	general stock market conditions;

•	a global economic slowdown that could affect our financial results and operations and the economic strength of our customers and suppliers; or

•	other economic or external factors.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing investments. These investments may not yield a favorable return to our shareholders.

The issuance of our Common Stock upon the exercise of the Warrants may depress our stock price.

We could issue up to 22,425,627 shares of Common Stock in connection with the Warrant Distribution. The issuances of the shares of Common Stock upon exercise of the Warrants and the resale of such shares after their issuance, or the perception that such sales could occur, could result in significant downward pressure on our stock price and could impact our ability to raise capital through the sale of additional shares in the future.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital and improve our liquidity position, particularly in light of the COVID-19 outbreak and challenges to our industry, we may in the future offer additional shares of our Common Stock or other securities convertible into, exercisable or exchangeable for shares of our Common Stock (including convertible debt or convertible preferred stock) at prices that may not be the same as the prices per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the prices per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible into, exercisable or exchangeable for shares of Common Stock, in future transactions may be higher or lower than the prices per share paid by investors in this offering. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Further, sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could have a material adverse effect on the price of our Common Stock. Additionally, we may engage in one or more acquisitions where we sell Common Stock to raise funds for such acquisition, or issue additional shares of Common Stock as part of the consideration.

Future offerings of debt securities, which would rank senior to our Common Stock upon liquidation, and future offerings of equity securities, may be senior to our Common Stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Common Stock.

We may raise additional capital through the issuance of debt or equity securities (including preferred stock or convertible notes) from time to time. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will be entitled to our available assets prior to the holders of our Common Stock. Preferred stock could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our Common Stock bear the risk of our future offerings reducing the market price of our Common Stock and diluting the value of their stock holdings in us.

Our ability to use our net operating loss carryforwards and certain other tax attributes could be substantially limited if we experience an “ownership change.”

As of March 31, 2022, we reported consolidated federal net operating loss (“NOL”) carryforwards of approximately $638.3 million and certain other favorable federal income tax attributes. Our ability to use our NOL carryforwards and certain other tax attributes could be substantially limited if we experience an “ownership change” as defined in Section 382 of the Code. An ownership change generally occurs if there is a more than 50 percentage point increase in the aggregate equity ownership of the Company by one or more “5-percent shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any testing period, which is generally the three-year period preceding any potential ownership change, measured against each such 5-percent shareholder’s lowest percentage ownership at any time during such period.

We have a Rights Plan designed to protect against the occurrence of an ownership change within the meaning of Section 382 of the Code. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Common Stock without the approval of our board of directors. The Rights Plan, however, does not protect against all transactions that could cause an ownership change, such as public issuances and repurchases of shares of Common Stock and the conversion of certain notes into Common Stock. The Rights Plan may not be successful in preventing an ownership change within the meaning of Section 382 of the Code, and we may lose all or most of the anticipated tax benefits associated with our NOL carryforwards and other tax attributes.

Based on our knowledge of our stock ownership, we do not believe that an ownership change has occurred since our losses were generated. Accordingly, we believe that at the current time there is no annual limitation imposed by Section 382 of the Code on our use of our NOL carryforwards to reduce future taxable income. The determination of whether an ownership change has occurred or will occur is complicated and depends on changes in the percentage ownership of our stock among shareholders. While the Rights Plan and the Ownership Limitation with respect to the exercise of the Warrants are intended to reduce the likelihood of an ownership change, it is possible that we may undergo an ownership change as a result of the purchase of Common Stock pursuant to the exercise of the Warrants or other transactions with respect to our stock, which could significantly impair or limit our ability to use our NOL carryforwards and other tax attributes. We have not obtained, and currently do not plan to obtain, a ruling from the Internal Revenue Service (the “IRS”) regarding our conclusion as to whether our losses are subject to any such limitations. No assurance can be given as to whether an ownership change has occurred or will occur in the future.

You may not be able to fully exercise the Warrants distributed to you if it would cause you to own 4.9% or more of our outstanding Common Stock pursuant to the Rights Plan.

We have a Rights Plan designed to protect against the occurrence of an ownership change within the meaning of Section 382 of the Code. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Common Stock without the approval of our board of directors. In addition, the Ownership Limitation with respect to the exercise of the Warrants generally provides that a Holder will not be permitted to exercise Warrants for any shares of Common Stock, and the Company shall not be obligated to effect such exercise if, following such exercise, the Holder would have beneficial ownership of shares of Common Stock of 4.9% or more unless a waiver was previously granted. No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations.

The shares of Common Stock may not be delivered within two business days of exercise of Warrants and alternative settlement cycles may be required.

Delivery of the shares of Common Stock upon exercise of Warrants may be longer than two business days. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. In particular, shares of Common Stock issued pursuant to the Over-Subscription Privilege will not be delivered until a time as soon as commercially practicable after the Over-Subscription Deadline. Accordingly, holders of Warrants who wish to trade the shares of Common Stock they would receive upon exercise of their Warrants may be required, by virtue of the fact that some Warrant exercise settlements may not occur within two business days, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement. Holders who wish to trade shares of Common Stock with such alternative settlement cycles should consult their own advisors.

To the extent Designated Notes are used to exercise Warrants, the liquidity of the market for such outstanding series of Designated Notes will be reduced, and market prices for such outstanding series of Designated Notes may decline as a result.

To the extent the Designated Notes are used to exercise Warrants, the aggregate principal amount of such series of Designated Notes used will be reduced. A reduction in the amount of any series of outstanding Designated Notes would likely adversely affect the liquidity of the remaining outstanding Designated Notes of such series. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any series of Designated Notes that are not used for exercise of Warrants may be adversely affected. A reduced float may also make the trading prices of any relevant series of Designated Notes lower and may affect the active trading market.

Our registration statement covering the issuance of Common Stock issuable upon exercise of the Warrants may not be available at times.

We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants, however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion. In addition, our current shelf registration statement will expire pursuant to its terms on December 17, 2023 and we may not be able file another registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants prior to its expiration. If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the Holders will be required to exercise their Warrants only on a net share-settled basis by surrendering the Warrants to the Company as described in “Description of the Warrants” pursuant to the exemption from the registration requirements of the Securities Act under Section 3(a)(9). In such a scenario, the Warrants may not be exercised for cash or Designated Notes but just for the Warrant itself. Holders who wish to wish to exercise their Warrants when there is no effective registration statement available should consult their own advisors.

To exercise the Warrants with Designated Notes or to exercise the Over-Subscription Privilege, Holders will need to withdraw the Warrants and Designated Notes from DTC. Holders should leave sufficient time to effect that process.

Any Holder (x) that exercises any Warrants with Designated Notes shall use DTC’s DWAC (Deposit/Withdrawal At Custodian) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the transfer such Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes and (y) that exercises the Over-Subscription Privilege shall use DTC’s DWAC system to withdraw the Holder’s beneficial interest in the Warrants being exercised and transfer such Warrants to the Warrant Agent. We do not have any control over this process or over the brokers or DTC, so Holders should consult with their brokers regarding the DWAC process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise any Warrant or Over-Subscription Privilege due to failure to timely effect the DWAC process. In the event that the Over-Subscription Privilege is able to be conducted through DTC, the Company reserves the right to alter the procedures for exercise of the Over-Subscription Privilege.

USE OF PROCEEDS

Triumph will receive the proceeds from the sale by us of Common Stock to Holders of Warrants upon exercise of the relevant Warrants for cash. Assuming that the Warrants are fully exercised for cash, Triumph would receive proceeds of approximately $270 million in the aggregate, net of transaction expenses. Triumph will not receive any proceeds for exercises of Warrants with Designated Notes. We intend to use any proceeds for general corporate purposes, which may include the repayment of debt.

DESCRIPTION OF THE WARRANTS

On December 19, 2022, Triumph issued 19,499,930 warrants (the “Warrants”) to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company as a distribution (the “Warrant Distribution”) to holders of record of outstanding shares of Common Stock as of the close of business on December 12, 2022 (the “Record Date”). Holders of shares of Common Stock received three Warrants for every ten shares of Common Stock (rounded down for any fractional Warrant) owned on the Record Date. Fractional Warrants were not issued.

The Warrants have been issued by the Company pursuant to the Warrant Agreement, dated December 19, 2022 (the “Warrant Agreement”), by and between the Company, Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to our Current Report on Form 8-K, filed on December 19, 2022. The distribution of the Warrants has not been registered under the Securities Act because the issuance of a dividend in the form of a Warrant is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. We expect the Warrants to trade on the over the counter market.

Each Warrant represents the right to purchase from the Company initially one share of Common Stock, subject to certain anti-dilution adjustments (a “Warrant Shares Per Warrant”), at an exercise price of $12.35 per Warrant (the “Exercise Price”) For certain purposes, the Exercise Price will be subject to certain anti-dilution adjustments to calculate an “Implied Per Share Exercise Price”. The Company’s determination of the number of shares of Common Stock to be issued on any exercise of Warrants and the validity of such exercise, pursuant to the Warrant Agreement, will govern. Payment for shares of Common Stock upon exercise of Warrants may be in (i) cash or (ii) under certain circumstances, Designated Notes (as defined below). In the event Designated Notes are used to pay for the exercise of the Warrants, accrued interest (in addition to the stated aggregate principal amount) will be forfeited upon exercise, unless exercise occurs after a record date for the payment of interest and before the resulting scheduled payment date (in which case note holders will receive the scheduled interest payment).

Certain Definitions

“Designated Notes” means, collectively, any of the issued and outstanding notes of the Company as designated or undesignated by the Company from time to time; provided that any designation by the Company of a particular series of notes as “Designated Notes” shall retain such designation for a minimum of 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company also has the right, but not obligation, to remove one or more series of its notes from being “Designated Notes,” but such redesignation shall only be effective 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company initially designates the following notes as “Designated Notes”:

Title of Series	CUSIP / ISIN Numbers	Principal Amount Outstanding	Consideration per $1,000 Principal Amount of Notes Surrendered
8.875% Senior Secured First Lien Notes due June 1, 2024	896818 AS0 / US896818AS01 U8968G AG9 / USU8968GAG92 896818 AT8 / US896818AT83	$543,831,000	Exercise Price valued at aggregate principal amount (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.
6.250% Senior Secured Notes due September 15, 2024	896818 AQ4 / US896818AQ45 U8968G AF1 / USU8968GAF10 896818 AR2 / US896818AR28	$525,000,000
7.750% Senior Notes due August 15, 2025	896818 AM3 / US896818AM31 U8968G AE4 / USU8968GAE45 896818 AN1 / US896818AN14 896818AP6 / US896818AP61	$500,000,000

“VWAP” of the Common Stock or other security on any date of determination means, (i) in the case of the Common Stock, for any day on which trading in the Common Stock generally occurs on the NYSE (or other primary market for the trading of the Common Stock on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “TGI US Equity HP” (setting: “Weighted Average Line”) (or its equivalent successor if such page or setting is not available) in respect of such day and (ii) in the case of any other security, for any day on which trading in such security generally occurs on the primary market for the trading of such security on such day, the per-share volume-weighted average price as displayed on Bloomberg page “HP” for such security in respect of such day. If such information is not so available for the Common Stock or such other security, the VWAP on such date shall be the Market Price (as defined below) for the for the Common Stock or such other security on such day.

“Market Price” means, with respect to the Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Common Stock on the New York Stock Exchange on such day. If the Common Stock is not listed on the New York Stock Exchange on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock are so listed or quoted, or, if the Common Stock are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Market Price of the Common Stock on that date shall mean the Fair Market Value per share as determined by the Board of Directors acting in good faith.

“Trading Day” means a day on which the Common Stock (i) at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on the New York Stock Exchange or, if the Common Stock are not listed on the New York Stock Exchange, any national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Common Stock at the close of business, and (ii) has traded at least once regular way on the New York Stock Exchange or such other national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock, as applicable.

Over-Exercise Option

In the event that a Warrant is exercised prior to 5:00 p.m. New York City time on (x) the Price Condition Date (as defined below), or (y) the date that the Company issues a Redemption Notice (as defined below) (such date, the “Over-Exercise Termination Date”), a Holder may elect to pay an additional amount equal to $1.8525 (being 0.15 multiplied by the Exercise Price) in exchange for an additional number of shares of Common Stock equal to the product of 0.15 and the Warrant Shares Per Warrant applicable to the relevant exercise on the terms specified in the Warrant Agreement (the “Over-Exercise Option”).

Expiration

The Warrants will expire on December 19, 2023, or the date that is the first anniversary of the Warrant Distribution, subject to (i) the right of the Company to redeem the Warrants as set forth below and (ii) the automatic acceleration of the Expiration Date following the Price Condition Date, as defined and described below.

Unless the Company has previously issued a Redemption Notice with respect to the Warrants, then following the last day of the first 30 consecutive Trading Day period to occur in which daily volume weighted average prices of the shares of Common Stock has been at least equal to the then applicable Implied Per Share Exercise Price on each of 20 Trading Days (whether or not consecutive) (the “Price Condition” and the last

Trading Day of such first 30 consecutive Trading Day period, the “Price Condition Date”), the Expiration Date will automatically accelerate to the date that is the 5th Business Day following Price Condition Date; provided that the Company may, at its sole option, elect a later Expiration Date by giving notice thereof in a press release.

Redemption

The Company may elect to redeem the Warrants on not less than 20 calendar days’ notice (any such date of redemption, the “Redemption Date” and any such date of notice a “Redemption Notice”) at a price of 1/10 of $0.01 per Warrant (the “Redemption Price”). If the Company exercises its right to redeem the Warrants, it shall issue a press release giving notice of such redemption not less than 20 calendar days prior to the Redemption Date. In the event of a redemption of the Notes, Warrants will be exercisable until 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date. On the Redemption Date, the Company will pay or cause to be paid the Redemption Price per Warrant to Holders of Warrants outstanding on the Redemption Date.

Over-Subscription Privilege

Any Holder that exercises any Warrants from and after (a) 5:00 p.m. New York City time on the earlier of (x) a Price Condition Date and (y) the date that the Company issues a Redemption Notice until (b) 5:00 p.m. New York City time on, as applicable, (x) the Expiration Date and (y) the Business Day immediately preceding the Redemption Date (the last day of such period, the “Over-Subscription Deadline”), may, subject to the terms of the Warrant Agreement, elect to subscribe for any or all of the shares of Common Stock issuable pursuant to any outstanding but unexercised Warrants as of the Over-Subscription Deadline.

The number of shares of Common Stock that will be available in the aggregate to all Holders that exercise their Warrants pursuant to the Over-Subscription Privilege with respect to the Warrants will be the number of shares of Common Stock which are not subscribed for as of the Over-Subscription Deadline pursuant to the Basic Warrant Exercise Rights of all Holders (for the avoidance of doubt, not including the Over-Exercise Option) (such number of shares of Common Stock, the “Under-Subscribed Shares”).

If the requests for over-subscription exceed the number of Under-Subscribed Shares, each Holder who exercises the Over-Subscription Privilege in connection with the exercise of Warrants during the Over-Subscription Period will be allocated, with respect to each Exercise Notice, a pro rata percentage of the Under-Subscribed Shares equal to the percentage that results from dividing (i) the number of Warrants exercised by such Holder pursuant to the relevant Exercise Notice during the Over-Subscription Period by (ii) the number of Warrants exercised during the Over-Subscription Period by all Holders who elect to participate in the Over-Subscription Privilege (the “Pro Rata Share”), and the number of shares of Common Stock so allocated to such Holder will be the product of the Pro Rata Share and the Under-Subscribed Shares. Such percentage could result in the allocation of more or fewer over-subscription shares of Common Stock than the Holder requested to purchase through the exercise of the Over-Subscription Privilege.

However, if this allocation results in any Holder receiving a greater number of shares of Common Stock than the Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege (the “Elected Over-Subscription Shares”), then such Holder will be allocated only that number of shares of Common Stock for which the Holder over-subscribed. Any shares of Common Stock that remain available as a result of the allocation described above being greater than a Holder’s over-subscription request will be allocated among all remaining Holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares of Common Stock they requested. This second allocation will be made pursuant to the same formula described above (recalculating the Pro Rata Share by reference to such remaining Holders) and repeated, if necessary, until all available shares of Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Over-subscription requests must be submitted at the same time as a Holder exercises its Basic Warrant Exercise Right during the Over-Subscription Period, and in any case no later than 5:00 p.m. New York City time on the Over-Subscription Deadline. Any over-subscription request may be withdrawn prior to 5:00 p.m. New York City time on the Over-Subscription Deadline. A withdrawal of an over-subscription request will not impact the prior exercise of the Basic Warrant Exercise Right.

To properly exercise the Over-Subscription Privilege, a Holder must deliver an amount in cash equal to the Elected Over-Subscription Shares multiplied by the then applicable Implied Per Share Exercise Price (such amount, the “Elected Over-Subscription Shares Amount”) at the same time as the Basic Warrant Exercise Right exercised. Any excess payments received, including payments for Elected Over-Subscription Shares a Holder requested to purchase pursuant to the Over-Subscription Privilege but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for issuances of shares of Common Stock pursuant to the Over-Subscription Privilege.

Over-subscription requests that are fulfilled will be settled as soon as practicable following the Over-Subscription Deadline.

Holders will not be eligible to participate in the Over-Subscription Privilege with respect to any Warrants exercised prior to 5:00 p.m. on the Over-Exercise Termination Date. Designated Notes may not be used as part of an exercise during the Over-Subscription Period.

Procedures for Exercising Warrants

All or any part of the Warrants may be exercised prior to the earlier of (x) 5:00 p.m. New York City time on the Expiration Date and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date, by delivering a completed form of election (an “Exercise Notice” and the date that such notice is validly submitted, an “Exercise Date”) to purchase shares of Common Stock to the Warrant Agent and payment of the Exercise Price (plus, to the extent validly elected, any payment attributable to the Over-Exercise Option or the Over-Subscription Option). Any such delivery of the form of election that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York time, on any given Business Day will be deemed received and exercised on the next Business Day. Upon such delivery, the Company will issue such whole number of shares of Common Stock as the exercising Warrant holder is entitled to receive. The shares of Common Stock issuable on exercise of the Warrants (the “Warrant Shares”) will be issued by the Warrant Agent, through the Company’s direct registration system for the account of the exercising Warrant holder.

For exercises of Warrants prior to 5:00 p.m. New York City time on the Over-Exercise Termination Date, the Exercise Price and any Over-Exercise Price may be paid at the election of the Holder (x) in cash or (y) by delivery of certain issued and outstanding notes designated by the Company from time to time (the “Designated Notes”).

For exercises of Warrants after to 5:00 p.m. New York City time on the Over-Exercise Termination Date, the Exercise Price and any Elected Over-Subscription Shares Amount must be paid in cash.

The Company and the Warrant Agent may mutually agree to alter, waive, revise, adjust, change or modify any requirements or time periods or other mechanics of exercising the Warrants. In the case of any such change, the Company shall issue a press release describing such process change.

Exercise of Warrants Using Designated Notes

Designated Notes must be delivered in a principal amount of $1,000 or any whole multiple thereof. Designated Notes used to pay the Exercise Price shall be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. For purposes of payment of the Exercise Price, $1,000 principal amount of Designated Notes shall be deemed to be equal to the aggregate

Exercise Price in respect of 81 Warrants. The principal amount of any Designated Notes surrendered to exercise warrants in excess of the Exercise Price shall be forfeited to the Company; provided that if the excess exceeds $1,000, the Company will return any notes in multiples of $1,000 principal amount.

Any Holder that exercises any Warrants with Designated Notes shall use DTC’s Deposit/Withdrawal At Custodian (“DWAC”) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. See “DWAC Procedures”.

Holders may not exercise their Warrants by surrendering Designated Notes after the Over-Exercise Termination Date.

DWAC Procedures

Any Holder (x) that exercises any Warrants with Designated Notes shall use DTC’s DWAC (Deposit/Withdrawal At Custodian) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the transfer such Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes and (y) that exercises the Over-Subscription Privilege shall use DTC’s DWAC system to withdraw the Holder’s beneficial interest in the Warrants being exercised and transfer such Warrants to the Warrant Agent. The procedures for delivering Warrants and Designated Notes pursuant to the DWAC process are described in more detail in Exhibits B and C to the Warrant Agreement. In the event that the Over-Subscription Privilege is able to be conducted through DTC, the Company reserves the right to alter the process for exercise of the Over-Subscription Privilege. In the case of any such change, the Company shall issue a press release describing such process change.

The Company does not have any control over this process or over the brokers or DTC, so Holders should consult with their brokers regarding the DWAC process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise any Warrant or Over-Subscription Privilege due to failure to timely effect the DWAC process.

Ownership Limitations

An ownership limitation is in place such that a holder of Warrants, without the Company’s prior written consent, is not permitted to exercise Warrants for any shares of Common Stock if following such exercise the holder will have beneficial ownership of Common Stock representing 4.9% or more of the then issued and outstanding Common Stock (excluding shares held by subsidiaries); provided, that a holder of Common Stock in excess of 4.9% of the issued and outstanding Common Stock as of 5:00 p.m. New York City time on December 1, 2022 will be entitled to exercise Warrants received in the Warrant Distribution, but only to the extent such holder’s receipt of such Common Stock is permitted by a waiver in effect at such time that constitutes “Prior Approval of the Company” under the Rights Plan.

Settlement

Shares of Common Stock issuable upon exercise of Basic Warrant Exercise Rights and any valid exercise of the Over-Exercise Option are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date; Any shares deliverable pursuant to a valid exercise of the Over-Subscription Privilege shall be as soon as commercially practicable after the end of the Over-Subscription Period. Holders may not receive the shares within the typical two business day settlement after exercise of their Warrants. The Company reserves the right to the change the settlement mechanics, and timing of settlement, as needed.

Other

The Company has issued the Warrants in uncertificated, direct registration form. The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in the issuance of a Warrant Certificate (as defined in the Warrant Agreement) or book-entry position for a fraction of a Warrant. Warrant holders will not be entitled to receive physical certificates, except as provided in Section 2.05 of the Warrant Agreement. Registration of ownership will be maintained by the Warrant Agent. The Company will at all times reserve for issuance the aggregate number of shares of Common Stock for which the Warrants may be exercised.

The Warrant Agreement may be amended without the consent of any Warrant holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision, or for the purpose of adding or changing any other provisions, including, but not limited to, additions or changes with respect to matters or questions arising under the Warrant Agreement; provided that such amendment will not adversely affect the rights of any of the holders in any material respect. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement or a replacement thereof), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of Common Stock to the Warrant holders upon exercise of the Warrants to become effective as promptly as reasonably practicable after the date of this Agreement and remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the earlier of the Expiration Date and the Redemption Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if the Board of Directors of the Company (the “Board”) determines that such a suspension would be necessary and the Company provides notice to the Warrant holders. If the registration is so suspended in the 90 days prior to the earlier of the Expiration Date and the Redemption Date, the Expiration Date or the Redemption Date, as the case may be, will be delayed for a number of days equal to the number of days during such 90-day period that the registration statement was suspended.

Subject to certain exceptions, the Warrants will be exercisable only if there is an effective shelf registration statement, filed pursuant to Rule 415 (or any successor provision) under the Securities Act, registering the issuance of Common Stock upon exercise that is not subject to suspension pursuant to the Warrant Agreement, and only if the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of any relevant states or other jurisdictions.

If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the Holders will be able to exercise their Warrants only on a net share-settled basis by surrendering the Warrants to the Company as described herein pursuant to the exemption from the registration requirements of the Securities Act under Section 3(a)(9). The Company’s current shelf registration statement will expire pursuant to its terms on December 17, 2023. Additionally, the Company is not prohibited from suspending the use of the shelf registration statement and can suspend it at any time at its discretion.

All expenses related to the registration and approval of the Warrant Shares will be borne by the Company.

Record owners of Common Stock as of the Record Date received Warrants otherwise issuable in connection with the distribution credited to an account at the Warrant Agent and can sell or exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Common Stock as of the Record Date had the Warrants credited to the account of the broker, bank or other intermediary through which they hold shares. Indirect Warrant holders should contact their broker, bank or other intermediary for information on how to sell or exercise Warrants. If your shares are held in a registered account with Triumph’s transfer agent, contact Client Services at Computershare Trust Company, N.A. 150 Royall Street, Canton, MA 02021 for further information.

Anti-dilution Adjustments

The Implied Per Share Exercise Price and Warrant Shares Per Warrant will be subject to adjustment, without duplication, as follows, except that the Company will not make any such adjustments if each Warrant holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants, in any of the transactions described below, without having to exercise such holder’s Warrants, as if such Warrant holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole multiple of a share of Common Stock) of (i) the Warrant Shares Per Warrant in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date:

(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares then, in such event:

(i) the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date (as defined below) for such dividend or distribution or the effective date of such subdivision, combination, consolidation or reclassification shall be adjusted by multiplying such Warrant Shares Per Warrant by a fraction, the numerator of which is the number of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable, and the denominator of which is the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Date or effective date, as applicable (before giving effect to any such dividend, distribution, subdivision, consolidation, combination or reclassification, as applicable); and

•

the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution or the effective date of such subdivision, consolidation, combination or reclassification shall be adjusted based on the following formula:

X1 =	WS0 × X0
WS1

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date or effective date, as the case may be, for the dividend distribution, subdivision, consolidation, combination or reclassification giving rise to the adjustment;

X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on such Ex-Date or effective date, as applicable;

WS0	=	the Warrant Shares Per Warrant before such adjustment; and

WS1	=	the adjusted Warrant Shares Per Warrant as determined pursuant to clause (a)(i).

Any adjustment made under this clause (a) shall become effective immediately after the open of business on such Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Implied Per Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any dividend or distribution of the type described in this clause (a) but such dividend or distribution is not so paid or made, the Implied Per Share Exercise Price and the Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made. “Ex-Date”

means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(b) Other Distributions and Spin-Offs.

(i) Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its Common Stock, of its Capital Stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its Capital Stock or other securities, excluding:

(1)	any dividends or distributions described in clause (a) above;

any dividends or distributions paid exclusively in cash described in clause (c) below;

(2)

certain dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant;

any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (d); and

(3)	any Spin-Offs (as defined below) described below in clause (b)(ii);

then the Implied Per Share Exercise Price shall be decreased based on the following formula:

X1 = X0 ×	SP0 – FMV
SP0

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution;

SP0	=	the arithmetic average of the Market Prices of Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such distribution; and

FMV	=	the fair market value, as of such Ex-Date, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants;

the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1 =	WS0 × X0
X1

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

X1	=	the adjusted Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution as determined pursuant to this clause (b)(i);

WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date; and

WS1	=	the Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date.

Any adjustment to the Implied Per Share Exercise Price and Warrant Shares per Warrant under this clause (b)(i) shall be made immediately after the open of business on the Ex-Date for such distribution.

(ii) Spin-Offs. With respect to an adjustment pursuant to this clause (b) where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1 = WS0 ×	FMV + SP
SP

where:

WS0	=	the number of Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

WS1	=	the number of Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date of the Spin-Off;

FMV	=	the arithmetic average of the Market Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately following, and including, the Ex-Date for such Spin-Off (such period, the “Valuation Period”); and

SP	=	the arithmetic average of the Market Prices of the Common Stock on each Trading Day comprised in the period of Valuation Period;

the Implied Per Share Exercise Price in effect immediately prior to the open of business for the Ex-Date for the Spin-Off shall be decreased based on the following formula:

X1 =X0 ×	WS0
WS1

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date of the Spin-Off;

WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

WS1	=	the adjusted Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date of the Spin-Off as determined pursuant to this clause (b)(ii).

Any adjustment to the Implied Per Share Exercise Price and number of Warrant Shares Per Warrant under this clause (b)(ii) shall be made immediately after the close of business on the last day of the Valuation Period, but shall be given effect as of the open of business on the Ex-Date for the Spin-Off. If an adjustment to the Implied Per Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any distribution of the type described in this clause (b) but such distribution is not so made, the Implied Per Share Exercise Price and Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made.

(c) Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of Common Stock, then:

(i) the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1 = WS0 ×	SP0
SP0 – C

where:

SP0	=	the arithmetic average of the Market Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such dividend or distribution;

C	=	the amount in cash per share the Company distributes to holders of the Common Stock;

WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

WS1	=	the Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date for such dividend or distribution; and

(ii) the Implied Per Share Exercise Price payable upon exercise of the Warrants shall be decreased based on the following formula:

X1 =X0 ×	WS0
WS1

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution; and

WS1	=	the adjusted Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date for such dividend or distribution as determined pursuant to this clause (c).

Any increase made under this clause (c) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Implied Per Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any dividend or distribution of the type described in this clause (c) but such dividend or distribution is not so paid, the Implied Per Share Exercise Price and Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to be the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made.

(d) Shareholder Rights Plan. If the Company has a shareholder rights plan, including the Rights Plan, in effect upon exercise hereof, each share of Common Stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the Holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Warrant Shares Per Warrant and the Implied Per Share Exercise Price shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock as provided in clause (b) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(e) Other Adjustments. In addition, the Company may, but will not be required to, make such decreases in the Implied Per Share Exercise Price (and a proportional increase in the Warrant Shares Per Warrant), in addition to those required by the above provisions, as the Board considers to be advisable for any reason, including, without limitation, in order to avoid or diminish any income tax to any holders of Common Stock or to any Warrant holders resulting from any dividend or distribution of shares or from any event treated as such for income tax purposes or for any other reason.

All calculations made pursuant to the adjustment provisions described above will be made to the nearest one-tenth (1/10th) of a cent (with 1/20th of a cent being rounded upwards) or to the nearest one-hundredth (1/100th) of a share of Common Stock (with 1/200th of a share of Common Stock being rounded upwards), as the case may be. No adjustment to the Implied Per Share Exercise Price or the Warrant Shares Per Warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.

(i) If the provisions of Section 4.01 of the Warrant Agreement shall require that an adjustment be made to the Warrant Share Per Warrant in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments will be made successively whenever an event referred to above occurs. If an adjustment to the Implied Per Share Exercise Price made pursuant to the above provisions would reduce the Implied Per Share Exercise Price to an amount below the par value of the Common Stock, then such adjustment to the Implied Per Share Exercise Price shall reduce (or, where applicable, maintain) the Implied Per Share Exercise Price to be equal to the par value of the Common Stock (without rounding), and the adjustment to the Warrant Shares Per Warrant in respect of the event giving rise to such adjustment to the Implied Per Share Exercise Price shall increase (or, where applicable, maintain) the Warrant Shares Per Warrant to be equal to the Exercise Price divided by the par value of the Common Stock (without rounding).

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of Common Stock, other than a reclassification of Common Stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive Common Stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of Common Stock equal to the Warrant Shares Per Warrant (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.

Calculations in respect of the Warrants; Calculation Agent

ConvEx Capital Markets LLC shall be the initial calculation agent. The Calculation Agent will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an Independent Advisor. All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be final and binding on Holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an Independent Advisor, as applicable, to the Warrant Agent. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended (our “Amended and Restated Certificate of Incorporation”), and our by-laws, as amended (our “Amended and Restated By-laws”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Triumph,” the “Company”, “we,” “our” and “us” refer to Triumph Group, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 250,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any class may be increased or decreased by an amendment to our Amended and Restated Certificate of Incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Each shareholder of record of our Common Stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. As and when dividends are declared or paid thereon, holders of Common Stock are entitled to participate in such dividends ratably on a per share basis.

Common Stock

Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

Holders of our Common Stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes us to issue 250,000 shares of Preferred Stock, par value $0.01 per share. The Preferred Stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our board of directors. Our board of directors is authorized, subject to limitations prescribed by law and our Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. As of the date of this prospectus, no shares of our Preferred Stock were outstanding.

Anti-Takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Other Agreements

Our Amended and Restated By-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.

Our Amended and Restated By-laws provide that special meetings of the stockholders, for any purpose or purposes may be called by the Chairman or the President and shall be called by the Chairman or the President or Secretary at the request in writing of a majority of our board of directors, or at the request in writing in compliance with our Amended and Restated By-laws of stockholders of record owning at least 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

Our Amended and Restated By-laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings or special meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 90 nor more than 120 days prior the first anniversary of the preceding year’s annual meeting (in the case of an annual meeting) or prior to the date of the special meeting (in the case of a special meeting). The notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Shareholder Rights Plan

We have a shareholder rights plan, which we refer to as our Rights Plan. Under the Rights Plan, if any person or group acquires beneficial ownership of 4.9% or more of our then-outstanding Common Stock, shareholders other than the 4.9% triggering shareholder will have the right to purchase a unit consisting of one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at a purchase price of $100.00 per share, subject to adjustment. The Rights Plan is intended to help protect certain Company tax attributes, such as current year net operating loss and the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers and other similar tax carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury regulations promulgated thereunder, of the Company or any of its subsidiaries (collectively, “Tax Benefits”) by deterring any person from becoming a 4.9% Shareholder (as defined in the Rights Plan).

Rights Certificates; Exercise Period

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate rights certificates (“Rights Certificates”) will be distributed. Subject to certain exceptions specified in the Rights Plan, the Rights will separate from the Common Stock and a distribution date (the “Distribution Date”) will occur upon the earlier of (i) ten (10) business days following a public announcement that an Acquiring Person (as defined in the Rights Plan) has become a 4.9% Shareholder (the “Stock Acquisition Date”) and (ii) ten (10) business days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates (or, in the case of book entry shares, by the notations in the book entry accounts) and will be transferred with and only with such Common Stock, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Plan by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Plan, the Company reserves the right to require prior to the occurrence of a Triggering Event (as described below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series B Preferred Stock will be issued.

The definition of “Acquiring Person” contained in the Rights Plan contains several exemptions, including for (i) the Company; (ii) any of the Company’s subsidiaries; (iii) any employee benefit plan of the Company, or of any subsidiary of the Company, or any person organized, appointed or established by the Company for or pursuant to the terms of any such plan; (iv) any person that becomes a 4.9% Shareholder as a result of a reduction in the number of shares of Company securities outstanding due to a repurchase of Company securities by the Company or a stock dividend, stock split, reverse stock split or similar transaction, unless and until such person increases its ownership by more than one (1) percentage point over such person’s lowest percentage stock ownership on or after the consummation of the relevant transaction; (v) any person who, together with all affiliates and associates of such person, was a 4.9% Shareholder on the date of the Rights Plan (as disclosed in public filings with the SEC on the date of the Rights Plan), unless and until such person and its affiliates and associates increase their aggregate ownership by more than one (1) percentage point over their lowest percentage stock ownership on or after the date of the Rights Plan, provided that this clause (v) will not apply to any such person who has decreased its ownership below 4.9%; (vi) any person who, within ten (10) business days of being requested by the Company to do so, certifies to the Company that such person became an Acquiring Person inadvertently or without knowledge of the terms of the Rights and who, together with all affiliates and associates, thereafter within ten (10) business days following such certification disposes of such number of shares of Common Stock so that it, together with all affiliates and associates, ceases to be an Acquiring Person; and (vii) any person that our board of directors has affirmatively determined in its sole discretion shall not be deemed an Acquiring Person.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Exchange Act are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.

The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) 5:00 P.M., New York City time, on March 13, 2025 (ii) the time at which the Rights are redeemed or exchanged as provided in the Rights Plan, (iii) the time at which our board of directors determines that the Rights Plan is no longer necessary or desirable for the preservation of Tax Benefits, and (iv) the close of business on the first day of a taxable year of the Company to which our board of directors determines that no Tax Benefits, once realized, as applicable, may be carried forward.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. After the Distribution Date, the Company generally would issue Rights with respect to shares of Common Stock issued upon the exercise of stock options or pursuant to awards under any employee plan or arrangement, which stock options or awards are outstanding as of the Distribution Date, or upon the exercise, conversion or exchange of securities issued by the Company after the Rights Plan’s adoption (except as may otherwise be provided in the instruments governing such securities). In the case of other issuances of shares of Common Stock after the Distribution Date, the Company generally may, if deemed necessary or appropriate by our board of directors, issue Rights with respect to such shares of Common Stock.

Preferred Share Provisions

Each one one-thousandth of a share of Series B Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle the holder thereof to quarterly dividend payments of $0.001 or an amount equal to the dividend paid on one share of Common Stock, whichever is greater;

•

will, upon any liquidation of the Company, entitle the holder thereof to receive either $0.001 plus accrued and unpaid dividends and distributions to the date of payment or an amount equal to the payment made on one share of Common Stock, whichever is greater;

•	will have the same voting power as one share of Common Stock; and

•	will, if shares of Common Stock are exchanged via merger, consolidation or a similar transaction, entitle holders thereof to a payment equal to the payment made on one share of Common Stock.

Flip-in Trigger

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person (unless the event causing such person or group to become an Acquiring Person is a transaction described under “Flip-over Trigger,” below), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such an event, all Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of such an event until such time as the Rights are no longer redeemable by the Company as set forth below.

Flip-over Trigger

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock is changed or exchanged, or (iii) more than fifty percent (50%) of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

Exchange Feature

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one (1) share of Common Stock, or one one-thousandth of a share of Series B Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Equitable Adjustments

The purchase price payable, and the number of Units of Series B Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series B Preferred Stock, (ii) if holders of the Series B Preferred Stock are granted certain rights or warrants to subscribe for Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock, or (iii) upon the distribution to holders of the Series B Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series B Preferred Stock on the last trading day prior to the date of exercise.

Redemption Rights

At any time until ten (10) business days following the Stock Acquisition Date, the Company may, at its option, redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by our board of directors). Immediately upon the action of our board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Amendment of Rights

Any of the provisions of the Rights Plan may be amended by our board of directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Plan may be amended by our board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Plan. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Plan which may be defective or inconsistent with any other provision therein.

Miscellaneous

Until a Right is exercised, the holder thereof, as such, will have no separate rights as a shareholder of the Company, including the right to vote or to receive dividends in respect of the Rights. While the distribution of the Rights will not be taxable to stockholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for Common Stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

This summary description of the Rights and the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.

Listing

Our Common Stock is listed on the NYSE under the symbol “TGI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Dividend Policy

In light of the uncertainty regarding the COVID-19 pandemic, the Company previously implemented cost reduction actions to maintain the Company’s financial health, align capacity with expected demand, and ensure the Company’s long-term competitiveness, including to indefinitely suspend the dividend program of the Company (the “Dividend Suspension”). However, the Board terminated the Dividend Suspension in order to accomplish the Warrant Distribution.

Our declaration and payment of cash dividends in the future and the amount thereof will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or indentures governing debt securities and other factors deemed relevant by our Board. No assurance can be given that cash dividends will be declared and paid at historical levels or at all. Certain of our debt arrangements restrict our paying dividends and making distributions on our capital stock, except for the payment of stock dividends and redemptions of an employee’s shares of capital stock upon termination of employment. We currently have an accumulated deficit which could limit or restrict our ability to pay dividends in the future.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the U.S. federal income tax consequences to the Company’s stockholders of the receipt of Warrants in the Warrant Distribution and the ownership, exercise, and disposition of Warrants received in the Warrant Distribution. This discussion is limited to stockholders that are U.S. holders (as defined below) and that hold their shares of Common Stock and Warrants as capital assets within the meaning of Section 1221 of the Code.

This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address any tax consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes), persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or traders in securities, persons that have a functional currency other than the U.S. dollar, and persons who hold their Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences or any state, local, or foreign tax consequences. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the tax consequences summarized below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Common Stock receiving Warrants in the Warrant Distribution that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity, and certain determinations made at the partner, member, or other beneficial owner level. A partner, member, or other beneficial owner of a partnership or other pass-through entity holding Common Stock should consult its tax advisor regarding the tax consequences of the Warrant Distribution.

In addition, this discussion does not address the tax consequences of using Designated Notes as payment for Common Stock on an exercise of Warrants. A U.S. holder exercising Warrants, in whole or in part, with Designated Notes should consult its tax advisor regarding the tax consequences associated with the exercise, including whether and the extent to which the U.S. holder may recognize gain or loss as a result of the exercise of Warrants with Designated Notes.

Tax Consequences of the Warrant Distribution

The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants received in the Warrant Distribution. In such case, the Warrant Distribution would generally be taxable as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.

Tax Basis and Holding Period in the Warrants

Except as provided in the following sentence, a U.S. holder’s tax basis in the Warrants received in the Warrant Distribution will be zero. However, a U.S. holder’s aggregate tax basis in its Common Stock will be allocated between such Common Stock and the Warrants received in the Warrant Distribution in proportion to their respective fair market values on the date of the Warrant Distribution if either (i) the fair market value of the Warrants received by the U.S. holder is equal to at least 15% of the fair market value of the Common Stock with respect to which such Warrants are received, or (ii) the U.S. holder irrevocably elects, on its U.S. federal income tax return for the taxable year in which the Warrant Distribution occurs, to allocate a portion of its tax basis in its Common Stock to the Warrants received in the Warrant Distribution.

The holding period of the Warrants received by a U.S. holder in the Warrant Distribution will generally include the holding period of the Common Stock with respect to which such Warrants are received.

Possible Constructive Distributions

The number of shares of Common Stock that a U.S. holder is entitled to receive upon the exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a taxable distribution to holders of Common Stock) could cause a U.S. holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

Lapse of a Warrant

A U.S. holder will not recognize gain or loss with respect to a Warrant received in the Warrant Distribution upon the failure to exercise such Warrant prior to expiration. If a Warrant expires unexercised, any portion of the U.S. holder’s tax basis in its Common Stock that was previously allocated to such Warrant, as described above, will generally be allocated back to such Common Stock. U.S. holders should consult their tax advisors regarding the ability to recognize a loss (if any) with respect to Warrants that expire unexercised after a disposition of the Common Stock with respect to which the Warrants were received.

Exercise of a Warrant

The exercise of a Warrant received in the Warrant Distribution will generally not be a taxable event to a U.S. holder. A U.S. holder’s tax basis in the Common Stock acquired upon the exercise of a Warrant will generally equal the Exercise Price of the Warrant plus the U.S. holder’s tax basis in the Warrant (if any). The holding period of the Common Stock acquired upon the exercise of a Warrant will generally begin on the date of exercise of such Warrant.

Sale or Other Taxable Disposition of a Warrant

A U.S. holder will generally recognize gain or loss on the sale or other taxable disposition of a Warrant equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in the

Warrant (if any). Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Warrant disposed of (determined as described above) exceeds one year. For non-corporate taxpayers, long-term capital gains are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

CERTAIN CONSIDERATIONS FOR BENEFIT PLAN INVESTORS

The following is a summary of certain considerations associated with the holding, exercise or transfer of Warrants and the acquisition and holding of the our Common Stock (including any interest therein) pursuant to the exercise of Warrants by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities which are deemed to hold the assets of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an exercise of Warrants with a portion of the assets of any Plan, and the investment in our Common Stock pursuant to such exercise,, a fiduciary should consider the fact that we will not act, as a fiduciary to any Plan with respect to the decision to exercise or transfer any Warrant or our Common Stock acquired in connection with such exercise . Fiduciaries must determine whether an exercise or disposition of Warrants and Common Stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. However, in this regard, the U.S. Department of Labor has issued various prohibited transaction class exemptions . In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from certain prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person who is a party in interest or disqualified person solely as a result of providing services to such Covered Plan or a relationship to such a service provider. Each of the exemptions referred to above contains conditions and limitations on its application. Fiduciaries of Covered Plans considering relying upon these or any other exemption in connection with the holding of, and transactions involving, the Warrants or any Common Stock obtained upon exercise of Warrants should carefully review the exemption in consultation with counsel to ensure it is applicable. There can be no assurance that all of the conditions of any of the foregoing exemptions or any other exemption will be satisfied, or that an exemption would apply to prohibited transactions that might arise in connection with a Covered Plan’s disposition of Warrants or other investment in the Common Stock.

Plans such as government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before investing in our Common Stock.

Representation

Accordingly, by its exercise or disposition holding of Warrants and any acquisition of Common Stock pursuant to any exercise of Warrants each Holder will be deemed to have represented and warranted that either (i) no portion of the assets used by such Holder to hold the Warrants and Common Stock constitutes assets of any Plan or (ii) the holding and disposition of Warrants and any Common Stock obtained pursuant to an exercise of Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering a disposition or exercise of Warrants and an investment in our Common Stock pursuant to any exercise of Warrants on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required.

The distribution of Common Stock to a Plan pursuant to an exercise of Warrants is in no respect a representation by the Company that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is advisable or appropriate for Plans generally or any particular Plan. Holders of Warrants that are Plans have the exclusive responsibility for ensuring that their holding and disposition of Warrants and of any Common Stock obtained upon the exercise of Warrants complies with the fiduciary responsibility rules of ERISA and will not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement or the base prospectus is, or is intended to be, investment advice directed at any Plan, or at Plans generally, and such shareholders should consult and rely on their own counsel and advisers as to whether an investment is suitable and advisable for the Plan.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2022, and the effectiveness of our internal control over financial reporting as of March 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Triumph Group, Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Guarantees of Debt Securities

Warrants

Subscription Rights

Purchase Contracts

Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	guarantees of debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•	units, comprised of one or more securities in any combination.

This registration statement may also be used by one or more selling securityholders, including Vought Aircraft Industries, Inc., Master Defined Benefit Trust, which is the funding vehicle for the Vought Aircraft Industries, Inc. Hourly Retirement Plan, who we have previously contributed securities to.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. We will not receive any proceeds from the sale of our securities by any selling securityholder. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.

We or any selling securityholder may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “TGI.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2020

i

ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us,” “our” or the “Company” mean Triumph Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus is part of a Registration Statement on Form S-3, or the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this process, we or any selling securityholders that may be named in a prospectus supplement, if required, may sell from time to time the securities described in the prospectus in one or more offerings any combination of the securities described in this prospectus.

This prospectus only provides you with a general description of the securities we may offer. Each time we or any of the selling securityholders offer securities under this prospectus, we or the selling securityholders will provide a prospectus supplement, if required, that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor any selling securityholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and any applicable prospectus supplement, and any related free writing prospectus that we prepare, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any applicable prospectus supplement, is accurate only as of the date on the front cover of the documents containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 28, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on June 2, 2020;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2020 and September 30, 2020, filed with the SEC on August 5, 2020 and November 5, 2020.

•

our Current Reports on Form 8-K, filed with the SEC on April  2, 2020, April  14, 2020, June  12, 2020, July  21, 2020, August 5, 2020 (Film No.  201075076), August  6, 2020, August  18, 2020, October  5, 2020, November  18, 2020 and December 17, 2020; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 27, 1996, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Triumph Group, Inc.

899 Cassatt Road, Suite 210

Berwyn, PA 19312

(610) 251-1000

Attention: Jennifer H. Allen

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our future operations and prospects, including statements that are based on current projections and expectations about the markets in which we operate, and our beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document or the documents incorporated by reference, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” “plan,” “estimate,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by us. In addition to these factors, among other factors that could cause actual results to differ materially are uncertainties relating to the integration of acquired businesses, general economic conditions affecting our business segments, the continued impact of the coronavirus pandemic (COVID-19), the severe disruptions to the economy, the financial markets and the markets in which we complete, dependence of certain of our businesses on certain key customers, the risk that we will not realize all of the anticipated benefits from acquisitions as well as competitive factors relating to the aerospace industry as well as uncertainties relating to our ability to execute on our restructuring plans, the integration of acquired businesses, divestitures of parts of our business, general economic conditions affecting our business, dependence of certain of our businesses on certain key customers as well as competitive factors relating to the aviation industry. For a more detailed discussion of these and other factors affecting us, see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 28, 2020 and in the other reports we file with the SEC. A prolonged impact of COVID-19 could also have the effect of heightening many of these risks.

THE COMPANY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus, as well as the other materials filed with the SEC that are considered to be part of this prospectus. For a more complete understanding of our company and before making any investment decision, you should read this entire prospectus, including “Risk Factors” and the financial information and the notes thereto included and incorporated by reference herein.

General

We design, engineer, manufacture, repair, and overhaul a broad portfolio of aerospace and defense systems, components, and structures. We serve the global aviation industry, including original equipment manufacturers, or OEMs, and the full spectrum of military and commercial aircraft operators.

Products and Services

We offer a variety of products and services to the aerospace industry through two operating segments: (i) Triumph Systems & Support, whose companies’ revenues are derived from the design, development, and support of proprietary components, subsystems and systems, production of complex assemblies using external designs, as well as the provision of full life cycle solutions for commercial, regional, and military aircraft; and (ii) Triumph Aerospace Structures, whose companies supply commercial, business, regional and military manufacturers with large metallic and composite structures and produce close-tolerance parts primarily to customer designs and model-based definition, including a wide range of aluminum, hard metal and composite structure capabilities.

Systems & Support’s capabilities include hydraulic, mechanical and electromechanical actuation, power and control; a complete suite of aerospace gearbox solutions, including engine accessory gearboxes and helicopter transmissions; active and passive heat exchange technology; fuel pumps, fuel metering units and Full Authority Digital Electronic Control fuel systems; hydromechanical and electromechanical primary and secondary flight controls; and a broad spectrum of surface treatment options.

Extensive product and service offerings include full post-delivery value chain services that simplify the maintenance, repair and overhaul (“MRO”) supply chain. Through its ground support equipment maintenance, component MRO and postproduction supply chain activities, Systems & Support is positioned to provide integrated planeside repair solutions globally. Capabilities include metallic and composite aircraft structures; nacelles; thrust reversers; interiors; auxiliary power units; and a wide variety of pneumatic, hydraulic, fuel and mechanical accessories. Companies in Systems & Support repair and overhaul various components for the aviation industry including:

Air cycle machines	Blades and vanes

APUs	Cabin panes, shades, light lenses and other components

Constant speed drives	Combustors

Engine and airframe accessories	Stators

Flight control surfaces	Transition ducts

Integrated drive generators	Sidewalls

Nacelles	Light assemblies

Remote sensors	Overhead bins

Thrust reversers	Fuel bladder cells

Aerospace Structures’ products include wings, wing boxes, fuselage panels, horizontal and vertical tails, and subassemblies such as floor grids. Aerospace Structures also has the capability to engineer detailed structural designs in metal and composites. Aerospace Structures capabilities also include advanced composite and interior structures, joining processes such as welding, autoclave bonding and conventional mechanical fasteners.

The products that companies within this group design, manufacture, build and repair include:

Aircraft wings	Flight control surfaces

Composite and metal bonding	Integrated testing and certification services

Engine nacelles	Stretch-formed leading edges and fuselage skins

Comprehensive processing services	Wing spars and stringers

Empennages	Composite ducts and floor panels

Company Information

We were incorporated in Delaware in 1993. Our principal executive office is located at 899 Cassatt Road, Suite 210, Berwyn, PA 19312 and our telephone number is (610) 251-1000. We maintain a website at www.triumphgroup.com. The information on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement, and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. A prolonged impact of COVID-19 could further heighten many of these risk factors. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. We will not receive any of the proceeds from the sale of securities being offered by any selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities, warrants, subscription rights, purchase contracts and units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended (our “Amended and Restated Certificate of Incorporation”), and our by-laws, as amended (our “Amended and Restated By-laws”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Triumph,” the “Company”, “we,” “our” and “us” refer to Triumph Group, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 250,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any class may be increased or decreased by an amendment to our Amended and Restated Certificate of Incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. As and when dividends are declared or paid thereon, holders of common stock are entitled to participate in such dividends ratably on a per share basis.

Common Stock

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes us to issue 250,000 shares of Preferred Stock, par value $0.01 per share. The Preferred Stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our board of directors. Our board of directors is authorized, subject to limitations prescribed by law and our Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. As of the date of this prospectus, no shares of our Preferred Stock were outstanding.

Anti-Takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Other Agreements

Our Amended and Restated By-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.

Our Amended and Restated By-laws provide that special meetings of the stockholders, for any purpose or purposes may be called by the Chairman or the President and shall be called by the Chairman or the President or Secretary at the request in writing of a majority of our board of directors, or at the request in writing in compliance with our Amended and Restated By-laws of stockholders of record owning at least 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

Our Amended and Restated By-laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings or special meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 90 nor more than 120 days prior the first anniversary of the preceding year’s annual meeting (in the case of an annual meeting) or prior to the date of the special meeting (in the case of a special meeting). The notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Shareholder Rights Plan

We have a shareholder rights plan, which we refer to as our Tax Benefits Preservation Plan (the “Rights Plan”). Under the Rights Plan, if any person or group acquires beneficial ownership of 5% or more of our then-outstanding voting stock, shareholders other than the 5% triggering shareholder will have the right to purchase a unit consisting of one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at a purchase price of $100.00 per share, subject to adjustment. The Rights Plan is intended to help protect certain Company tax attributes, such as current year net operating loss and the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers and other similar tax carryovers, as well as any loss or deduction attributable to a “net unrealized built- in loss” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, of the Company or any of its subsidiaries (collectively, “Tax Benefits”) by deterring any person from becoming a 5% Shareholder (as defined in the Rights Plan).

Rights Certificates; Exercise Period

Initially, the Rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates (“Rights Certificates”) will be distributed. Subject to certain exceptions specified in the Rights Plan, the Rights will separate from the common stock and a distribution date (the “Distribution Date”) will occur upon the earlier of (i) ten (10) business days following a public announcement that an Acquiring Person (as defined in the Rights Plan) has become a 5% Shareholder (the “Stock Acquisition Date”) and (ii) ten (10) business days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates (or, in the case of book entry shares, by the notations in the book entry accounts) and will be transferred with and only with such common stock, (ii) new common stock certificates issued after the Record Date will contain a notation incorporating the Rights Plan by reference and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificates. Pursuant to the Rights Plan, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series B Preferred Stock will be issued.

The definition of “Acquiring Person” contained in the Rights Plan contains several exemptions, including for (i) the Company; (ii) any of the Company’s subsidiaries; (iii) any employee benefit plan of the Company, or of any subsidiary of the Company, or any person organized, appointed or established by the Company for or pursuant to the terms of any such plan; (iv) any person that becomes a 5% Shareholder as a result of a reduction in the number of shares of Company securities outstanding due to a repurchase of Company securities by the Company or a stock dividend, stock split, reverse stock split or similar transaction, unless and until such person increases its ownership by more than one (1) percentage point over such person’s lowest percentage stock ownership on or after the consummation of the relevant transaction; (v) any person who, together with all affiliates and associates of such person, was a 5% Shareholder on the date of the Rights Plan (as disclosed in public filings with the SEC on the date of the Rights Plan), unless and until such person and its affiliates and associates increase their aggregate ownership by more than one (1) percentage point over their lowest percentage stock ownership on or after the date of the Rights Plan, provided that this clause (v) will not apply to any such person who has decreased its ownership below 5%; (vi) any person who, within ten (10) business days of being requested by the Company to do so, certifies to the Company that such person became an Acquiring Person inadvertently or without knowledge of the terms of the Rights and who, together with all affiliates and associates, thereafter within ten (10) business days following such certification disposes of such number of shares of common stock so that it, together with all affiliates and associates, ceases to be an Acquiring Person; and (vii) any person that our board of directors has affirmatively determined in its sole discretion shall not be deemed an Acquiring Person.

The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) 5:00 P.M., New York City time, on March 13, 2022 (ii) the time at which the Rights are redeemed or exchanged as provided in the Rights Plan, (iii) the time at which our board of directors determines that the Rights Plan is no longer necessary or desirable for the preservation of Tax Benefits, and (iv) the close of business on the first day of a taxable year of the Company to which our board of directors determines that no Tax Benefits, once realized, as applicable, may be carried forward.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. After the Distribution Date, the Company generally would issue Rights with respect to shares of common stock issued upon the exercise of stock options or pursuant to awards under any employee plan or arrangement, which stock options or awards are outstanding as of the Distribution Date, or upon the exercise, conversion or exchange of securities issued by the Company after the Rights Plan’s adoption (except as may otherwise be provided in the instruments governing such securities). In the case of other issuances of shares of common stock after the Distribution Date, the Company generally may, if deemed necessary or appropriate by our board of directors, issue Rights with respect to such shares of common stock.

Preferred Share Provisions

Each one one-thousandth of a share of Series B Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle the holder thereof to quarterly dividend payments of $0.001 or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•

will, upon any liquidation of the Company, entitle the holder thereof to receive either $0.001 plus accrued and unpaid dividends and distributions to the date of payment or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	will, if shares of common stock are exchanged via merger, consolidation or a similar transaction, entitle holders thereof to a payment equal to the payment made on one share of common stock.

Flip-in Trigger

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person (unless the event causing such person or group to become an Acquiring Person is a transaction described under Flip-over Trigger, below), each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such an event, all Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of such an event until such time as the Rights are no longer redeemable by the Company as set forth below.

Flip-over Trigger

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the common stock is changed or exchanged, or (iii) more than fifty percent (50%) of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Exchange Feature

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one one-thousandth of a share of Series B Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Equitable Adjustments

The purchase price payable, and the number of Units of Series B Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series B Preferred Stock, (ii) if holders of the Series B Preferred Stock are granted certain rights or warrants to subscribe for common stock or Series B Preferred Stock or convertible securities at less than the current market price of the common stock or the Series B Preferred Stock, or (iii) upon the distribution to holders of the Series B Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series B Preferred Stock on the last trading day prior to the date of exercise.

Redemption Rights

At any time until ten (10) business days following the Stock Acquisition Date, the Company may, at its option, redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our board of directors). Immediately upon the action of our board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Amendment of Rights

Any of the provisions of the Rights Plan may be amended by our board of directors prior to the Distribution Date except that our board of directors may not extend the expiration of the Rights beyond 5:00 P.M. (New York City time) on March 13, 2022 unless such extension is approved by the stockholders of the Company prior to 5:00 P.M. (New York City time) on March 13, 2022. After the Distribution Date, the provisions of the Rights Plan may be amended by our board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Plan. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Plan which may be defective or inconsistent with any other provision therein.

Miscellaneous

Until a Right is exercised, the holder thereof, as such, will have no separate rights as a shareholder of the Company, including the right to vote or to receive dividends in respect of the Rights. While the distribution of the Rights will not be taxable to stockholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

This summary description of the Rights and the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.

Listing

Our common stock is listed on the NYSE under the symbol “TGI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities and any guarantees will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities and guarantees. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	the subsidiary guarantees of the debt securities and the terms thereof;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities and guarantees we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers;

•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”));

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution in a prospectus supplement, including:

•	the terms of the offering;

•	the names of the underwriters, dealers, agents or direct purchasers and their compensation;

•	the purchase price of the securities and the net proceeds we will receive from the sale;

•	any delayed delivery obligations to take the securities;

•	the nature of the underwriters’ obligations to take the securities;

•	any securities exchange or market on which the securities may be listed; and

•	other facts material to the transaction.

Underwriters, dealers and agents

If we or the selling securityholders use underwriters in an offering, we or the selling securityholders will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we or the selling securityholders use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we or the selling securityholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we or the selling securityholders may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling securityholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling securityholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us or the selling securityholders in the ordinary course of business.

If so indicated in a prospectus supplement, we or the selling securityholders will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We or the selling securityholders may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct sales

We or the selling securityholders may sell securities directly to one or more purchasers without using underwriters or agents.

At-the-market offerings

We or the selling securityholders may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Trading markets and listing of securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which are listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020, and the effectiveness of our internal control over financial reporting as of March 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

22,425,627 Shares

Triumph Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

December 19, 2022